Exhibit 21.1
Subsidiaries of Registrant

Company Name	Jurisdiction

Domestic Subsidiaries:
Birch Nantucket Holding Company, LLC	Delaware
Kensington Laboratories, Inc. (inactive)	California
Newport Domestic International Sales Corporation (inactive)	California
Newport European Distribution Company	California
Newport Finance Company I, LLC	Delaware
Newport Finance Company II, LLC	Delaware
Newport Franklin, Inc. (indirect)	Delaware
Newport Government Systems, Inc. (inactive)	California
Newport Inspection Holdings, Inc. (inactive)	Michigan
Newport Precision Optics Corporation	New York
Spectra-Physics Optics Corporation (indirect; inactive)	California
Unique Equipment Co. (inactive)	Arizona

Foreign Subsidiaries:
Hilger Analytical Limited (indirect; inactive)	United Kingdom
Hilger Crystals Limited (indirect)	United Kingdom
Micro Controle Finance Holding 1 (indirect)	France
Micro Controle Finance Holding 2 (indirect)	France
Micro Controle Holdings Ltd. (inactive)	United Kingdom
Micro Controle Italia S.r.l.	Italy
Micro Controle Ltd. (indirect; inactive)	United Kingdom
Micro Controle Spectra-Physics S.A.S.	France
Micro Controle UK Ltd. (indirect; inactive)	United Kingdom
MRSI Asia Pte. Ltd.	Singapore
MRSI Europe, B.V.	Netherlands
Newport Corporation (Barbados) SRL	Barbados
Newport Instruments AG (inactive)	Switzerland
Newport Instruments Canada Corporation	Canada
Newport Spectra-Physics B.V.	Netherlands
Newport Spectra-Physics GmbH (indirect)	Germany
Newport Spectra-Physics Ltd.	United Kingdom
Newport Opto-Electronics Technologies (indirect; inactive)	China
Newport Opto-Electronics Technologies (Wuxi) Company Limited	China
Spectra-Physics K.K.	Japan
Spectra-Physics Lasers Limited (indirect; inactive)	United Kingdom
Spectra-Physics Limited (indirect; inactive)	United Kingdom